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                                                                 EXHIBIT 10.4.4


                                                      Date:   5/21/98



Mossimo, Inc.
9 Pasteur
Irvine, CA 92618

Gentlemen:

Reference is made to the Factoring Agreement between us dated January 2, 1990, as supplemented and amended (herein the Agreement ).

Pursuant to mutual understanding, effective April 1, 1998, the Agreement is amended to provide as follows:

1. Paragraph 13 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

      "13. Interest is charged as of the last day of each month based on the daily debit balances in your Funds In Use account for that month, at a rate equal to one-half of one percent (.50%) plus the Chase Prime Rate (defined below) per annum. The Chase Prime Rate is the per annum rate of interest publicly announced by The Chase Manhattan Bank (or its successor) in New York, New York from time to time as its prime rate, and is not intended to be the lowest rate of interest charged by The Chase Manhattan Bank to its borrowers. Any change in the rate of interest hereunder due to a change in the Chase Prime Rate will take effect as of the first of the month following such change in the Chase Prime Rate. Interest will be credited as of the last day of each month based on the daily credit balances in your Funds In Use account for that month, at a rate three percent (3%) per annum below the Chase Prime Rate being used to calculate interest for the period. All interest is calculated on a 360 day year. In no event will interest charged hereunder exceed the highest lawful rate. In the event, however, that we do receive interest in excess of the highest lawful rate, you agree that your sole remedy would be to seek repayment of such excess, and you irrevocably waive any and all other rights and remedies which may be available to you under law or in equity."

2.   Paragraph 14 of the Agreement is deleted in its entirety.

3. The commission rate as set forth in paragraph 15 of the Agreement shall be increased from six-tenths of one percent (.60%) to seven-tenths of one percent (.70%) on the gross face amount of all Accounts factored with us during each month, less trade and cash discounts.

4. The fourth sentence of Paragraph 17 of the Agreement is deleted in its entirety, and the following is inserted in lieu thereof:

"As used herein, the term "Anniversary Date" shall mean June 1, 2000 and the same date in every year thereafter."

     Except as herein specifically provided, no other change in the terms or provisions of the Agreement is intended or implied. If the foregoing is in accordance with your understanding of our agreement kindly so indicate by signing and returning to us the enclosed copy of this letter.


                                   Very truly yours,
                                   THE CIT GROUP/
                                   COMMERCIAL SERVICES, INC.


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                                   By: /s/ James Ezemoli
                                      ------------------------------
                                      James Ezemoli, Vice President:

Read and Agreed To:

MOSSIMO, INC.


By: /s/ John Brincko
   -------------------------------
Name: John Brincko
Title: